Exhibit 3.1

GROUNDFLOOR FINANCE INC.

FIRST AMENDMENT TO VOTING AGREEMENT

This FIRST AMENDMENT TO VOTING AGREEMENT (this “Amendment”) is made as of this ___ day of _______, 2022, by and among Groundfloor Finance Inc., a Georgia corporation (the “Company”), and ____________ an individual (the “Shareholder”). Any capitalized terms used herein but not defined shall have meaning given in the Voting Agreement (as defined below).

W I T N E S S E T H :

WHEREAS, reference is made to the Voting Agreement, dated as of _____ (the “Voting Agreement”), by and among the Company and the Shareholder.

WHEREAS, pursuant to Section 3.5, the Voting Agreement may be amended only upon the written consent of the Company, such amendment to be binding upon the Company, the Shareholder, and any assignee of the Company or Shareholder.

WHEREAS, the Company now desires to amend the Voting Agreement as provided herein and pursuant to the terms and conditions hereof.

NOW THEREFORE, in consideration of the mutual covenants and conditions contained herein and such other good and valuable consideration, the receipt and sufficiency of which is acknowledged, the parties hereto agree as follows:

1.                Amendments to Section 1.8. Pursuant to Section 3.5 of the Voting Agreement, in Section 1.8 of the Voting Agreement is hereby deleted in its entirety and replaced with the following:

1.8        Irrevocable Proxy. To secure the Shareholder’s obligations to vote the Shareholder Shares in accordance with this Agreement, the Shareholder hereby irrevocably grants to and appoints the Chief Executive Officer, President, Secretary, and Executive Vice President of the Company (each, a “Company Party” and collectively, the “Company Parties”), or any of them from time to time, or their designees, as the Shareholder’s sole, exclusive, true and lawful proxy and attorney-in-fact, for and in the Shareholder’s name, place and stead, with the power to act alone and with full power of substitution and resubstitution, and hereby authorizes and empowers the Company Parties to vote all of the Shareholder Shares at any meeting of the stockholders of the Company and in every written consent in lieu of such meeting, as set forth in this Agreement and to execute all appropriate instruments consistent with this Agreement on behalf of such Shareholder. The proxy and power granted by the Shareholder pursuant to this Section are coupled with an interest and are given to secure the performance of such party’s duties under this Agreement. Each such proxy and power will be irrevocable for the term hereof. The proxy and power, so long as any party hereto is an individual, will survive the death, incompetency and disability of such party or any other individual holder of the Common Stock and, so long as any party hereto is an entity, will survive the merger or reorganization of such party or any other entity holding the Shareholder Shares. Upon the execution of this Agreement by the Shareholder, the Shareholder hereby revokes any and all prior proxies or powers of attorney given by the Shareholder with respect to the Shareholder Shares. The Shareholder acknowledges and agrees that no subsequent proxies with respect to such Shareholder Shares shall be given, and if given, shall not be effective or ineffective ab initio. All authority conferred herein shall be binding upon and enforceable against any successors or assigns of the Shareholder and any transferees of the Shareholder Shares.

2.               Amendments to Section 3.5. Pursuant to Section 3.5 of the Voting Agreement, in Section 3.5 of the Voting Agreement is hereby deleted in its entirety and replaced with the following:

3.5          Amendment or Waiver. This Agreement may be amended, restated, supplemented or otherwise modified (or provisions of this Agreement waived) only upon the written consent of the Company. Any amendment or waiver so effected shall be binding upon the Company, each of the parties hereto and any assignee of any such party.

3.                 Full Force and Effect. he Voting Agreement shall remain in full force and effect.

4.                Conflicting Provisions. In the event of a conflict between any provision of the Existing Agreement and this Amendment, the provision of this Amendment shall govern.

5.                Counterparts; Electronic Signature. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original and all of which shall constitute one and the same Amendment. This Amendment may be executed electronically, by facsimile or .pdf signature and an electronic, facsimile or .pdf signature shall constitute an original for all purposes.

6.                Entire Agreement. The Voting Agreement (as amended by this Amendment) contains the entire agreement of the parties hereto and thereto in respect of the transactions contemplated hereby and thereby, and all prior agreements among or between such parties, whether oral or written, between the parties hereto and thereto with respect to the subject matter hereof and thereof, are superseded by the terms of the Voting Agreement (as amended by this Amendment) .

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IN WITNESS WHEREOF, the Company has executed this Amendment as of the date first above written.

COMPANY

Groundfloor Finance Inc.

By:
Name:
Title: